Exhibit 99.1

Investor Relations Contact:

Lippert / Heilshorn & Associates

Cathy Mattison

(415) 433-3777

cmattison@lhai.com

Axesstel Reports Fourth Quarter and Year-end 2010 Results

- Posts quarterly and annual revenue of $9.7 million and $45.4 million respectively -

- Reduces 2010 operating expenses to $12.6 million, down 26% year-over-year -

SAN DIEGO, CA – March 29, 2011 – Axesstel (OTCQB: AXST), a leading provider of fixed wireless voice and broadband data products to the worldwide telecommunications market, reported results for its fourth quarter and year ended December 31, 2010.

Axesstel reported revenues for the fourth quarter of 2010 of $9.7 million. Net loss for the period was $2.4 million, or a loss of $0.10 per share. For the year ended December 31, 2010, the company reported revenue of $45.4 million and a net loss of $6.3 million, or a loss of $0.27 per share.

Clark Hickock, CEO of Axesstel, stated, “2010 revenues were substantially below our operating targets as a result of continued price competition, particularly in Latin America, and longer than anticipated release and homologation for our new lower cost products. Despite these setbacks, we made progress on our four key strategic initiatives. First, by year end we had commercially launched all of our re-engineered low-cost line of phones and modems. Second, we expanded sales of 3G and VoIP gateways in Europe. Third, we expanded sales in North America and began working directly with Tier 1 carriers to develop products for launch in 2011. Finally, we reduced operating expenses by $4.5 million, or 26%, compared to 2009. We believe this progress positions us well for 2011.”

Financial Results

Revenues for the fourth quarter of 2010 were $9.7 million, compared to $10.1 million in fourth quarter of 2009. Gross margin was $1.2 million for the fourth quarter compared to gross margin of $264,000 in the same period last year. Fourth quarter 2010 operating expenses decreased to $3.3 million from $4.5 million in the fourth quarter of 2009. Fourth quarter 2010 net loss was $2.4 million, or a loss of $0.10 per share, compared to fourth quarter 2010 net loss of $4.8 million, or a loss of $0.21 per share.

For the year ended December 31, 2010, the company reported revenue of $45.4 million, compared to $50.8 million for 2009. Gross margin was $7.5 million for 2010, compared to $8.3 million for 2009. Operating expenses were $12.6 million for 2010 and $17.1 million for 2009. Net loss for the year ended December 31, 2010 was $6.3 million, or a loss of $0.27 per share, compared to a net loss of $10.1 million, or a loss of $0.43 per share, in 2009.

As of December 31, 2010, cash and cash equivalents were $77,000, compared to $602,000 as of December 31, 2009. Working capital was a deficit of $13.1 million at December 31, 2010. The company continues to fund its operating requirements through cash flows from operations and working capital financing. Axesstel ended the quarter with $7.5 million in bank financings including $6.0 million under the company’s account receivable financing facility and $1.5 million under a line of credit with a commercial bank in China. The company is continuing to evaluate options for additional financing.

Recent Highlights

•

Worked with Tier 1 wireless carriers in North America to develop its TX240G dual-band fixed wireless voice terminal, with high performance AGPS/E911 service, designed to meet requirements for residential use as a replacement for wireline telephone service.

•

Exhibited its diverse product line including the TX240G dual-band fixed wireless voice terminal for wireline telephone service replacement and the MV440 Wi-Fi broadband gateway for DSL replacement at CTIA International Wireless 2011 in Orlando in March.

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Demonstrated its 3G wireless MV500 Series Gateway with optional VoIP and full suite of wireless modems and gateways, fixed wireless phones and terminals, and security alarm devices in GSM and CDMA technologies for 3G and 4G wireless networks at the 2011 GSMA Mobile World Congress in Barcelona in February.

About Axesstel, Inc.

Axesstel (OTCQB: AXST) is a leading provider of fixed wireless voice and broadband access solutions for the worldwide telecommunications market. Axesstel’s best in class product portfolio includes wire-line replacement desktop phones and terminals, 3G and 4G broadband modems and gateway devices , machine to machine security devices, fixed wireless phones and voice/data terminals for high-speed data and voice calling services. The company has supplied millions of fixed wireless phones, modems, and gateways to leading telecommunications operators and distributors in over 50 countries worldwide. Axesstel is headquartered in San Diego, California. For more information on Axesstel, visit www.axesstel.com.

© 2011 Axesstel, Inc. All rights reserved. The Axesstel logo is a trademark of Axesstel, Inc.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above include forward-looking statements relating to market penetration and conditions, product capabilities and the timing of new product introductions which may affect future results and the future viability of Axesstel. Axesstel wishes to caution readers that actual results could differ materially from those suggested by the forward-looking statements due to risks and uncertainties and a number of important risk factors. Those factors include but are not limited to the risk factors noted in Axesstel’s filings with the Securities and Exchange Commission, such as to the need for additional working capital; economic and political instability in developing markets served by Axesstel; unforeseen manufacturing difficulties, unanticipated component shortages, competitive pricing pressures and the rapidly changing nature of technology and frequent introductions of new products and enhancements by competitors; the competitive nature of the markets for Axesstel’s products; product and customer mix, Axesstel’s need to gain market acceptance for its products; dependence on a limited number of large customers; potential intellectual property-related litigation; Axesstel’s need to attract and retain skilled personnel; and Axesstel’s reliance on its primary contract manufacturer. All forward-looking statements are qualified in their entirety by this cautionary statement, and Axesstel undertakes no obligation to revise or update this press release to reflect events or circumstances occurring after this press release.

Tables to follow

AXESSTEL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the three months ended		For the years ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Revenues	$9,672,651	$10,125,149	$45,430,443	$50,818,893
Cost of goods sold	8,423,434	9,861,177	37,923,470	42,534,373

Gross margin	1,249,217	263,972	7,506,973	8,284,520

Operating expenses
Research and development	531,475	1,000,952	2,448,385	3,824,884
Selling, general and administrative	2,735,642	3,471,132	10,176,266	13,267,317

Total operating expenses	3,267,117	4,472,084	12,624,651	17,092,201

Operating loss	(2,017,900)	(4,208,112)	(5,117,678)	(8,807,681)

Other income (expense)
Interest expense, net	(389,652)	(328,414)	(1,331,464)	(1,079,822)
Other, net	(112)	(290,656)	149,755	(243,961)

Total other income (expense)	(389,764)	(619,070)	(1,181,709)	(1,323,783)

Loss before provision for income taxes	(2,407,664)	(4,827,182)	(6,299,387)	(10,131,464)
Income tax provision	11,947	—	11,947	—

Net loss	$(2,419,611)	$(4,827,182)	$(6,311,334)	$(10,131,464)

Loss per share:
Basic	$(0.10)	$(0.21)	$(0.27)	$(0.43)

Diluted	$(0.10)	$(0.21)	$(0.27)	$(0.43)

Weighted average shares outstanding:
Basic	23,683,482	23,456,232	23,579,326	23,352,076

Diluted	23,683,482	23,456,232	23,579,326	23,352,076

AXESSTEL, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

ASSETS

	December 31, 2010	December 31, 2009
Current assets:
Cash and cash equivalents	$77,099	$602,106
Accounts receivable, net	7,716,953	10,908,292
Deferred tax assets Inventories, net	1,044,422	2,925,388
Prepayments and other current assets	535,781	773,036

Total current assets	9,374,255	15,208,822

Property and equipment, net	119,531	333,521

Other assets:
Licenses, net	210,000	555,139
Other, net	46,523	91,857

Total other assets	256,523	646,996

Total assets	$9,750,309	$16,189,339

LIABILITIES AND STOCKHOLDERS’ DEFICIT

	December 31, 2010	December 31, 2009
Current liabilities:
Accounts payable	$10,792,595	$12,629,113
Bank financings	7,487,274	4,485,318
Accrued commissions	870,000	1,911,000
Accrued royalties	1,311,000	1,430,000
Accrued warranties	350,000	375,000
Other accrued expenses and current liabilities	1,703,516	1,980,795

Total current liabilities	22,514,385	22,811,226

Stockholders’ deficit	(12,764,076)	(6,621,887)

Total liabilities and stockholders’ deficit	$9,750,309	$16,189,339